Exhibit 10.20

CHANGE IN CONTROL/SEVERANCE AGREEMENT

This Change in Control Severance/Agreement (the “Agreement”) is made and entered into as of the [__] day of [__________], 20[__] (the “Effective Date”) by and between Capstead Mortgage Corporation, a Maryland corporation (the “Company”), and [___________] (the “Executive”).

In consideration of the continued employment of the Executive by the Company, the Company of the Executive agree as follows:

1.Definitions.

a.“Cause” shall mean:  (i) gross negligence in the performance of Executive’s duties and responsibilities, which negligence results in material harm to the business, interest, or reputation of the Company; (ii) a violation of any material Company policy, including, without limitation, the theft, embezzlement, or misappropriation or material misuse of any Company funds or property; (iii) any criminal or civil conviction for a crime involving moral turpitude; (iv) willful and continued failure to perform Executive’s duties and responsibilities; or (v) any misconduct that, in the Company’s good faith determination, is materially harmful to the business, interests, or reputation of the Company.

b.“Change in Control” has the meaning ascribed to it in the Capstead Mortgage Corporation Amended and Restated 2014 Flexible Incentive Plan, dated May 14, 2014.

c. “Good Reason” shall mean:  (i) a material diminution in the Executive’s annual base salary; (ii) a material diminution in the nature or scope of the Executive’s authority, duties, responsibilities, or title from those applicable to Executive as of the Effective Date; (iii) the Company requiring the Executive to be based at any office or location more than 50 miles from the Executive’s principal place of employment as of the Effective Date; or (iv) a material breach by the Company of any term or provision of this Agreement; provided, however, that no event or condition shall constitute Good Reason unless, (x) within 90 days from the Executive first acquiring actual knowledge of the existence of the Good Reason condition described in this Section, the Executive provides the Board of Directors of the Company (the “Board”) written notice of Executive’s intention to terminate Executive’s employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Board within 30 days of the Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Board has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter); and (z) the Executive terminates Executive’s employment with the Company immediately following expiration of such 30-day period.  Any attempt by the Board to correct a stated Good Reason shall not be deemed an admission by the Board that the Executive’s assertion of Good Reason is valid.

2.Change in Control Severance Payment.  Upon a Change in Control of the Company, the Executive shall be entitled to a Change in Control severance payment if Executive’s employment with the Company during the 24-month period following consummation of such Change in Control is terminated involuntarily (other than an involuntary termination by the Company for Cause) or voluntarily by Executive for Good Reason.  Such payment shall be equal to (a) [___] year’s annual base salary, based on the base salary in effect as of the date of the Change in Control, plus (b) a bonus payment equal to [___] times the annual incentive compensation program targeted payout at the date of the Change in Control plus dividend equivalent rights payments received for each of the [____] quarters preceding the date of the Change in Control, and (c) an amount equal to 18 months of group medical benefits continuation costs for the Executive and any covered dependents (the “CIC Payment”).  The Company shall pay the CIC Payment to the Executive no later than the 60th day immediately following Executive’s employment terminating in accordance with the first sentence; however, if such 60-day period straddles two calendar years, then the Company shall pay the CIC Payment in the second of such calendar years.  The CIC Payment is contingent upon Executive timely executing a release of any and all claims against the Company and any revocation period specified therein expiring without the Executive revoking such release.

3.Severance Payment.  In circumstances not involving a Change in Control, and in the event that Executive’s employment with the Company is involuntarily terminated (other than an involuntary termination by the Company for Cause) or by the Executive for Good Reason, the Executive shall be entitled to receive [__] year’s annual base salary (the “Severance Payment”).  In the event that a salary reduction is Executive’s Good Reason for termination, then Executive’s annual base salary for purposes of the Severance Payment shall be Executive’s annual base salary in effect prior to such reduction.  The Company shall pay the Severance Payment to the Executive no later than the 60th day immediately following Executive’s employment terminating in accordance with the first sentence; however, if such 60-day period straddles two calendar years, then the Company shall pay the Severance Payment in the second of such calendar years.  The Severance Payment is contingent upon the Executive timely executing a release of any and all claims against the Company and any revocation period specified therein expiring without the Executive revoking such release.

4.Section 280G Payments.  Notwithstanding anything in this Agreement to the contrary, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and/or such person(s) will be $1.00 less than three (3) times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better “net after-tax position” to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  Nothing in this Section 4 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Executive's excise tax liabilities under Section 4999 of the Code.

5.Settlement of Rights.  By this Agreement, the Company is providing the Executive with rights that the Executive did not previously have.  In exchange for the foregoing and the additional terms agreed to in this Agreement, Executive agrees that (i) Executive is being provided with access to confidential information, specialized training and the Company’s goodwill with its customers and other persons, to which Executive has not previously had access, (ii) all goodwill developed with the Company’s clients, customers and other business contacts by the Executive during past employment with the Company are the exclusive property of Company, and (iii) the confidential information and specialized training received by the Executive during past employment with the Company will be used only for the benefit of the Company.  The Executive waives and releases any claim that Executive should be able to use, for the benefit of any competing person or entity, client and customer goodwill, specialized training, or confidential information that was previously received or developed by the Executive while working for the Company.

6.Duty of Loyalty/Non-Disparagement.  The Executive understands that by virtue of employment with the Company, the Executive owes the Company a duty of loyalty and agrees to treat all confidential information, training, relationships with customers, goodwill, and property entrusted to the Executive as a fiduciary in connection therewith.  The Executive agrees to use such training and to maintain and protect such confidential information, customer relationships, goodwill, and property solely for the Company’s benefit, and the Executive agrees that while employed by the Company and for a period of 12 months after such employment ends (the “Restricted Period), the Executive will not disparage or encourage or induce others to disparage the Company, any of the Company’s current or former subsidiaries, or any of their respective current or former officers, directors, or employees.  The Executive further agrees that nothing in this Agreement shall limit, in any way, the fiduciary duties that the Executive owes to the Company under any applicable law, apart from this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be construed as prohibiting Executive from engaging in concerted activity protected by the National Labor Relations Act.

7.Non-Solicitation.  Executive agrees that while employed by the Company and during the Restricted Period, Executive shall not directly or indirectly solicit, cause to be solicited, assist or otherwise be involved with the solicitation of, any employee, contractor or other person to terminate that person’s employment, contract or relationship with the Company or to breach that person’s employment agreement or contract with the Company.  Further, the Executive agrees that during the Restricted Period, the Executive will not, directly or indirectly, hire, recruit, solicit, or participate or assist any person or entity in hiring, recruiting, or soliciting, any individual who was an employee or contractor of the Company at any time within the last 12 months of the Executive’s employment with the Company.

8.Remedies.  In the event of breach or threatened breach by the Executive of any provision of Sections 6 and 7 of this Agreement, the Company shall be entitled to (i) injunctive relief by temporary restraining order, temporary or preliminary injunction, or  permanent injunction, (ii) recovery of all attorneys’ fees and costs incurred by the Company in obtaining such relief or as a result of the Executive’s breach or threatened breach, and (iii) any other legal and equitable relief to which the Company may be entitled, including without limitation any and all monetary damages that the Company may incur as a result of such breach or threatened breach.  An agreed amount for the bond to be posted if an injunction is sought by the Company is $500.  The Company may pursue any remedy available, without limitation, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

9.Survival of Covenants.  Each restriction set forth in Sections 6 and 7 shall survive the termination of the Executive’s employment with the Company.  The existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any covenant contained in this Agreement.  In the event an enforcement remedy is sought under Section 8, the Restricted Period shall be extended by one day for each day the Executive failed to comply with the restriction at issue.

10.Waiver of Breach.  The waiver of a breach of any of the provisions of this Agreement by the parties hereto shall not be construed as a waiver of any subsequent breach by the breaching party.

11.Binding Effect/Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  The rights, obligations, and interests of the Executive hereunder may not be sold, assigned, delegated, transferred, pledged, or hypothecated.

12.Entire Agreement.  Except as to any prior intellectual property, confidentiality, non-competition, non-solicitation, non-disclosure, or non-disparagement covenants or agreements entered into between the Company and the Executive, this Agreement supersedes all prior agreements and understandings, oral or written, if any, between the Company and the Executive with respect to the terms and conditions of the Executive’s employment with the Company. No supplement, modification, amendment, or waiver of any of the terms, conditions, or provisions in this Agreement can be made unless in writing and signed by both the Company and the Executive.

13.Construction and Interpretation.

a.This Agreement shall be construed pursuant to and governed by the laws of the State of Texas (but any provision of Texas law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Texas).

b.The headings of the various sections in this Agreement are inserted for convenience of the parties and shall not affect the meaning, construction, or interpretation of this Agreement.

14.Venue/Process/Prevailing Party.  The parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly and exclusively lie in Dallas County, Texas (or the federal court in Texas having jurisdiction therefore).  Such jurisdiction and venue are intended to be exclusive of any other jurisdiction or venue.  The parties agree that they will not object that any action commenced in the foregoing jurisdiction is commenced in a forum non conveniens.  The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.  If any dispute between the parties as to their respective rights and entitlements hereunder results in claims being brought, the prevailing party shall be entitled to recover from the non-prevailing party, in addition to any other relief awarded, the costs and expenses incurred in connection with such suit, including reasonable and necessary attorneys’ fees.  If there is no prevailing party, each party will pay its own attorneys’ fees, costs, and expenses.

15.Section 409A of the Code.  This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code.  To that end, this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code.  Further:

a.A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”  Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (1) ten days after the expiration of the six-month period following such separation from service, (2) death, or (3) such earlier date that complies with Section 409A of the Code.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 15 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

b.Each payment that the Executive may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.

16.Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

COMPANY:

Capstead Mortgage Corporation

By: _______________________________

Name:

Title:

EXECUTIVE:

___________________________________

[NAME]